EXHIBIT 10.1

FOURTH AMENDMENT TO LEASE
Zendesk, Inc.

Fourth Amendment to Lease (this "Fourth Amendment") dated as of January 19, 2017, between ASB 989 Market, LLC, a Delaware limited liability company ("Landlord") and Zendesk Inc., a Delaware corporation ("Tenant").

Background

Reference is made to a lease dated as of April 29, 2011 (the "Lease") from Landlord to Tenant for certain premises (the "Premises") containing 34,891 square feet located on the second (2nd), and third (3rd) floors (the "Original Premises") of the building located at 989 Market Street, San Francisco, California (the "Building"). Capitalized terms used and not otherwise defined in this Fourth Amendment shall have the meanings set forth in the Lease.

Landlord desires to lease to Tenant and Tenant desires to lease from Landlord, as appurtenant to the Premises that certain 475 square feet of storage locker in the Building Storage-1 room of the Lower Level of the Building.

Agreement

For value received, Landlord and Tenant hereby agree as follows:

1.Storage. Effective as of March 1, 2017 (the "Storage Locker Commencement Date"), Landlord leases to Tenant and Tenant leases from Landlord, as appurtenant to the Premises during the Term, the 475 square feet of storage locker space in the basement of the Building in the Building Storage-1 room (the "Storage Locker") as shown on the attached Exhibit A, in its "as is" condition, subject to the following terms. The Storage Locker shall be delivered to Tenant broom clean and dry, free of tenants and their personal property, and in the condition existing in such space on the date of this Fourth Amendment, reasonable wear and tear expected. The Storage Locker shall be used solely for storage of employees and clients of Tenant and not for storage of any furniture, equipment or other personal property or for perishable food products or other perishable or hazardous materials.

Unless the Lease of the Original Premises is extended or earlier terminated as provided in the Lease, the term for the Storage Locker shall commence on March 1, 2017 and will run concurrently with the Lease Term for the Original Premises (the "Term"). Tenant shall pay rent for the Storage Locker (Storage Locker Rent") at the monthly rate of $500 for each month during the

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Term from and after the Storage Locker Commencement Date. Payments of Storage Locker Rent shall be paid to Landlord and made at the places and times and subject to the conditions specified for payments of Base Rent in Section 4 of the Lease.

Landlord shall give Tenant access to Storage Locker upon completion of the General Contractor's work in removing the conveyor belt and setting up the fencing for the Storage Locker. However, there will be no rent due until the Storage Locker Commencement Date of March 1, 2017. Landlord shall not be required to provide any improvement allowance for the Storage Locker or any services to the Storage Locker, other than electricity for standard lighting now in the Storage Locker. No additional rent shall be due from Tenant with respect to Operating Expenses or Property Taxes under Section 5 of the Lease with respect to the Storage Locker. In the even Tenant uses electricity in excess of standard lighting now in the Storage Locker, Tenant shall pay for the costs of such excess electricity, in accordance with Section 4.3(i) of the Lease. Tenant's use of the Storage Locker shall be subject to all of the provisions of the Lease, including without limitation Sections 6 and 16 of the Lease and any rules and regulations from time to time promulgated by Landlord. Except as set forth above, all other expenses associated with the use of the Storage Locker shall be payable by Tenant. Landlord may exercise the right to request Tenant to return the Storage Locker to original conditions with the exception of the conveyor belt which will be recognized as a permanent removal of property from the premises.

2.    Brokerage. Tenant represents and warrants that it has had no dealings with any broker or agent in connection with this Fourth Amendment. Tenant covenants to pay, hold harmless and indemnify Landlord from and against any and all costs, expense or liability for any compensation, commissions, and charges claimed by any broker or agent with respect to this Fourth Amendment or the negotiation thereof arising from a breach of the foregoing warranty.

3.     Ratification. Except as set forth herein, the terms of the Lease are hereby ratified and confirmed, including without limitation the provisions of Section 21 of the Lease concerning Landlord's liability, which are expressly incorporated herein.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Fourth Amendment as of the date first written above.

LANDLORD:
ASB 989 Market, LLC, a Delaware limited liability company
By: /s/ David T. Quigley Name: David T. Quigley Title: Senior Vice President
TENANT:
Zendesk, Inc., a Delaware corporation
By: /s/ John Geschke Name: John Geschke Title: General Counsel & SVP Administration

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Exhibit A

Storage Locker

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